PRESS RELEASE

China BAK Reports Second Quarter Fiscal 2008 Financial Results

Shenzhen, China - May 12, 2008– China BAK Battery, Inc. (“China BAK”, or “BAK”) (Nasdaq: CBAK), one of the largest lithium-ion battery cell manufacturers in the world, as measured by production output, today announced its financial results for the second quarter of fiscal year 2008 (“FY08”).

Recent Achievements and Highlights

•
Achieved near-record revenue in a quarter that included the long holiday of the Chinese Lunar New Year, as aluminum case cells and battery packs sales to Chinese customers for our OEM products continued to increase;

•	Revenue from cylindrical cells, used in laptop computers, more than doubled from last quarter’s levels and now accounts for 13% of our total revenues;
•	Continued to gain major customers for our cylindrical cell products, including one of the world largest notebook computer battery pack manufacturer Simplo Technology Co., Ltd (Taiwan: 6121);
•	Entered into settlements and mutual releases of all claims with certain investors relating to the private placement completed on January 20, 2005, putting a potentially distracting matter behind us.

Second Quarter FY08 Financial Results

Net revenues for the second quarter of FY08 were $51.3 million, down 2.8% from $52.8 million last quarter, but up 73.8% from $29.5 million in the same quarter of fiscal year 2007 (“FY07”).

Revenues from aluminum-case cells were $30.3 million, up 0.7% from $30.1 million last quarter and up 155.3% from $11.9 million in the second quarter of FY07. Revenues from steel case cells were $5.9 million, down 39.8% from $9.8 million last quarter, and down 22.6% from $7.6 million in the second quarter of FY07.

Revenues from cylindrical cells, used in notebook computers, were $6.7 million, up 161.2% from last quarter and up 1,467.0% from the second quarter of FY07.

Revenues from lithium polymer cells, used in personal electronic devices such as PDAs, MP3 players and Bluetooth devices, were $1.9 million in the second quarter of FY08, down 64.9% from last quarter, but up 301.4% from the second quarter of FY07.

Revenues from battery packs were $6.6 million in the second quarter of FY08, up 31.4% from $5.0 million last quarter and up 404.9% from $1.3 million in the second quarter of FY07.

Gross profit for the second quarter of FY08 was $3.9 million, down 44.9% from $7.1 million last quarter and down 36.3% from $6.1 million in the second quarter of FY07. Gross margin was 7.6%, compared to 13.5% last quarter and 20.8% in the second quarter of FY07. The reduction in gross profit was mostly due to a significant increase in the purchase cost of raw materials, especially lithium cobalt dioxide, the main raw material in China BAK’s products, and higher overhead related to the expansion of China BAK’s manufacturing capabilities in FY07 and FY08.

Operating expenses totaled $7.6 million or 14.8% of revenues in the second quarter of FY08, as compared to $6.9 million or 13.1% of revenues last quarter and $4.1 million or14.0% of revenues in the same quarter of last year. Research and development expenses were $1.4 million or 2.7% of revenues, as compared to $1.3 million or 2.5% of revenues last quarter and $0.9 million or 3.2% of revenues in the same quarter of last year. Sales and marketing expenses were $1.4 million or 2.7% of revenues, as compared to $1.3 million, or 2.6% of revenues last quarter and $1.1 million or 3.6% of revenues in the same quarter of last year. General and administrative expenses were $4.8 million or 9.4% of revenues, as compared to $4.2 million or 8.0% of revenues last quarter and $2.2 million or 7.3% of revenues in the same quarter of last year.

Operating loss for the second quarter of FY08 was $3.7 million, as compared to operating income of $0.2 million last quarter and $2.0 million in the same quarter of last year.

Net loss was $6.2 million in the second quarter of FY08, as compared to net loss of $0.9 million last quarter and net income of $0.4 million in the same quarter of last year. Diluted earnings per share were negative $0.12 compared with negative $0.02 per diluted share last quarter and $0.01 per diluted share in the same quarter of last year.

Financial Condition

At March 31, 2008, China BAK had $36.9 million in cash and a negative working capital of $10.0 million, reflecting a current ratio of 0.95:1. Total liabilities at quarter end, including short-term bank loans, bills payable and long-term debt, was $238.7 million and stockholders’ equity totaled $145.4 million. China BAK had $95.2 million available for borrowing under its credit facilities.

Business Outlook

“During the second quarter of fiscal 2008, we continued to generate net revenues well in excess of prior year periods, reflecting strong growth in revenues from cylindrical cells and a sustained increase in revenues from aluminum case cells and battery packs. Our primary goal is to become profitable again in the coming quarters. To support this goal, we have made significant progress in the research and development of alternative raw materials for purposes of reducing our use of lithium cobalt dioxide, the price of which has continued to reach record highs. We also expect that the unit cost of cylindrical cells will be reduced accordingly in the coming quarters with more efficient use of our automated cylindrical production line. In addition, since April, we have raised the selling prices of some of our products. We therefore remain confident that we will achieve our FY08 revenue target of $210 million,” commented Mr. Xiangqian Li, CEO of China BAK.

Conference Call

China BAK will host a conference call at 9:00 p.m. ET on Monday, May 12, 2008 to discuss results for the second quarter of FY08 ended March 31, 2008. Joining Xiangqian Li, China BAK's President and Chief Executive Officer on the call will be Tony Shen, Chief Financial Officer and Dr. Huanyu Mao, Chief Operating Officer and Chief Technology Officer. To participate in the conference call, please dial the following number approximately fifteen minutes prior to the scheduled conference call time: (888) 482-0024. International callers should dial (617) 801-9702. The pass code for the call is 64595429. If you are unable to participate in the call at this time, a replay will be available from 11:00 p.m. ET on Monday, May 12, 2008 through 11:00 p.m. ET Tuesday, May 27, 2008. To access the replay, please dial (888) 286-8010. International callers should dial (617) 801-6888. The conference ID number for the replay is 31152369. The conference call will be broadcast live over the Internet and can be accessed by all interested parties on the China BAK website at http://www.bak.com.cn. To listen to the live webcast, please go to the China BAK website at least fifteen minutes prior to the start of the call to register, download and install any necessary audio software. For those unable to participate during the live broadcast, shortly after the call a replay will be made available on China BAK's website for 90 days.

About China BAK Battery Inc.
China BAK Battery Inc. is one of the largest manufacturers of lithium-based battery cells in the world, as measured by production output. It produces battery cells that are the principal component of rechargeable batteries commonly used in cellular phones, notebook computers and portable consumer electronics, such as digital media devices, portable media players, portable audio players, portable gaming devices and PDAs (Personal Digital Assistants). China BAK Battery, Inc.'s 1.9 million square foot facilities are located in Shenzhen, PRC, and have been recently expanded to produce new products. China BAK Battery, Inc. is the largest manufacturer of lithium-ion battery cells for China's cellular phone replacement battery market.

Safe Harbor Statement
This press release contains forward-looking statements, which are subject to change. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All "forward-looking statements" relating to the business of China BAK Battery, Inc. and its subsidiary companies, which can be identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties which could cause actual results to differ. These factors include but are not limited to: risks related to China BAK’s business and risks related to operating in China. Please refer to China BAK’s Annual Reports on Form 10-K for the fiscal years ended September 30, 2006 and 2007, as well as China BAK’s Quarterly Reports on Form 10-Q for FY08, for specific details on risk factors. Given these risks and uncertainties, you are cautioned not to place undue reliance on forward-looking statements. China BAK's actual results could differ materially from those contained in the forward-looking statements. China BAK undertakes no obligation to revise or update its forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

-Financial Tables Follow-

China BAK Battery Inc. and Subsidiaries
Consolidated Statements of Operations and Comprehensive Income
For the Three and Six Months Ended March 31, 2007 and 2008
(Unaudited)
(Amounts in thousands, except per share data)

	Three Months Ended March 31,		Six Months Ended March 31,
	2007	2008	2007	2008

Net Revenues	$29,529	$51,336	$72,611	$104,123
Cost of revenues	(23,383)	(47,421)	(58,268)	(93,102)
Gross profit	6,146	3,915	14,343	11,021
Operating expenses:
Research and development costs	(928)	(1,390)	(1,565)	(2,709)
Sales and marketing expenses	(1,064)	(1,403)	(2,107)	(2,751)
General and administrative expenses	(2,152)	(4,823)	(5,113)	(9,061)
Total operating expenses	(4,144)	(7,616)	(8,785)	(14,521)
Operating income / (loss)	2,002	(3,701)	5,558	(3,500)
Finance costs, net	(1,164)	(2,419)	(2,065)	(4,642)
Government grant income		137	762	1,038
Other income / (expense)	(240)	(81)	(70)	(40)
Income / (loss) before income taxes	598	(6,064)	4,185	(7,144)
Income taxes (expenses) / benefit	(158)	(119)	(163)	20
Net income / (loss)	$440	$(6,183)	$4,022	$(7,124)
Other comprehensive income	1,149	6,364	2,694	10,134
- Foreign currency translation adjustment
Comprehensive income	$1,589	$181	$6,716	$3,010
Net income / (loss) per share:
Basic	$0.01	$(0.12)	$(0.08)	$(0.14)
Diluted	$0.01	$(0.12)	$(0.08)	$(0.14)
Weighted average shares outstanding:
Basic	48,889	52,133	48,888	51,229
Diluted	49,419	52,133	49,074	51,229

China BAK Battery Inc. and Subsidiaries
Consolidated Balance Sheets
As of September 30, 2007 and March 31, 2008
(Amounts in thousands)

	September 30,	March 31,
	2007	2008
		(Unaudited)
Assets
Current assets
Cash and cash equivalents	$14,197	$36,883
Pledged deposits	4,595	4,357
Trade accounts receivable, net	63,151	78,934
Inventories	59,827	68,162
Prepayments and other receivables	1,656	7,993
Deferred tax assets	503	796
Total current assets	143,929	197,125

Property, plant and equipment, net	145,123	167,906
Lease prepayments, net	17,884	18,959
Intangible assets, net	121	143
Deferred tax assets	172	-
Total assets	$307,229	$384,133

Liabilities
Current liabilities
Short-term bank loans	$89,871	$116,826
Current maturities of long-term bank loans	-	8,548
Accounts and bills payable	45,589	63,236
Accrued expenses and other payables	15,466	18,483
Total current liabilities	150,926	207,093
Long-term bank loans, less current maturities	29,291	31,343
Deferred tax liabilities	280	292
Total liabilities	180,497	238,728
Commitments and contingencies

Shareholders’ equity:
Ordinary shares US$ 0.001 par value; 100,000,000 authorized; 49,250,853 and 53,223,633 issued and outstanding as of September 30, 2007 and March 31, 2008, respectively	48	52
Donation Shares	1	1
Additional paid-in-capital	74,311	89,970
Statutory reserves	6,427	6,518
Retained earnings	36,060	28,845
Accumulated other comprehensive income	9,885	20,019
Total shareholders’ equity	126,732	145,405
Total liabilities and shareholders’ equity	$307,229	$384,133

China BAK Battery Inc. and Subsidiaries
Consolidated Statements of Cash Flows
For the six months ended March 31, 2007 and 2008
(Unaudited)
(Amounts in thousands)

	Six months ended March 31,
	2007	2008

Cash flow from operating activities
Net income / (loss)	$4,022	$(7,124)
Adjustments to reconcile net income / (loss) to net cash provided by / (used in) operating activities:
Depreciation and amortization	4,257	6,018
Bad debt expense	(365)	1,368
Provision for obsolete inventories	-	95
Share-based compensation	868	1,657
Deferred income taxes	(11)	(77)
Exchange loss	-	770
Loss on disposal of PPE	-	190
Changes in operating assets and liabilities:
Trade accounts receivable	9,607	(12,032)
Inventories	(5,990)	(4,032)
Prepayments and other receivables	146	(5,990)
Accounts and bills payable	(6,802)	12,151
Accrued expenses and other payables	(383)	794
Net cash provided by / (used in ) operating activities	$5,349	$(6,212)

Cash flow from investing activities
Purchases property, plant and equipment	(22,886)	(16,545)
Payment of lease prepayment	(13,665)	(21)
Purchases of intangible assets	(5)	(75)
Proceeds from disposal of PPE	-	321
Net cash used in investing activities	$(36,556)	$(16,320)

Cash flow from financing activities
Proceeds from borrowings	65,750	55,493
Repayment of borrowings	(45,392)	(27,404)
Increase in pledged deposits	4,150	33
Proceeds from issuance of capital stock	-	14,006
Net cash provided by financing activities	$24,508	$42,128

Effect of exchange rate changes on cash and cash equivalents	439	3,091
Net (decrease) / increase in cash and cash equivalents	(6,260)	22,687
Cash and cash equivalents at the beginning of year	21,100	14,196
Cash and cash equivalents at the end of year	$14,840	$36,883